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                                                                    EXHIBIT 99.1


                              SHAREHOLDER AGREEMENT


           THIS SHAREHOLDER AGREEMENT ("Agreement") is made and entered into as of the ______ day of ________________, 199__, by and between
_____________________ _________________________ (the "Shareholder"), and Lowe's
Companies, Inc., a corporation organized and existing under the laws of the State of North Carolina ("Lowe's").

           On even date herewith, Lowe's, Mariner Merger Corporation ("Merger Corporation") and Eagle Hardware & Garden, Inc., a corporation organized and existing under the laws of the State of Washington ("Eagle"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement generally provides for the merger of Merger Corporation with and into Eagle ("Merger"), and the conversion of the issued and outstanding shares of common stock, without par value, of Eagle ("Eagle Common Stock") into shares of the $0.50 par value common stock of Lowe's. The transactions contemplated by the Merger Agreement are subject to the approval of the shareholders of Eagle, the receipt of certain regulatory approvals and the satisfaction of other conditions.

           The Shareholder is the owner of shares of Eagle Common Stock which he has the exclusive right to vote ("Shares"). In order to induce Lowe's to enter into the Merger Agreement, the Shareholder is entering into this Agreement with Lowe's to set forth certain terms and conditions governing the actions to be taken by the Shareholder with respect to the Shares until consummation of the Merger.

           NOW, THEREFORE, to induce Lowe's to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

        1. Agreement to Vote Shares. The Shareholder agrees during the term of this Agreement to vote the Shares as to which he has voting power or control, in person or by proxy, in favor of the approval of the Merger Agreement at every meeting of the shareholders of Eagle at which such matters are considered and at every adjournment thereof (each, a "Shareholder Meeting").

        2. No Other Grant of Proxy. The Shareholder will not, directly or indirectly, grant any proxies or powers of attorney with respect to the Shares to any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a "person") other than Lowe's or any person designated in writing by Lowe's.

        3. No Voting Trusts. The Shareholder agrees that the Shareholder will not, nor will the Shareholder permit any entity under the Shareholder's control to, deposit any of the

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Shareholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares inconsistent with this Agreement.

        4. Affiliate Agreement. If, at the time the Merger Agreement is submitted for approval to the shareholders of Eagle, the Shareholder is an "affiliate" of Eagle for purposes of qualifying the Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules, regulations and interpretations thereunder, the Shareholder shall deliver to Lowe's at least 30 days prior to the Closing Date a written agreement substantially in the form attached as
Exhibit 3 to the Merger Agreement.

        5. Enforcement. The Shareholder acknowledges and agrees that Lowe's could not be made whole by monetary damages in the event of any default by the Shareholder of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Lowe's in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

        6. Term and Termination. Subject to Section 10(f), the term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.

        7. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder's Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including the Shareholder's heirs, guardians, administrators or successors. The Shareholder agrees that any transfer by the Shareholder of beneficial ownership of such Shares shall comply with any applicable laws. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Eagle affecting the Eagle Common Stock, or the acquisition of additional shares of Eagle Common Stock or other voting securities of Eagle by the Shareholder (including by exercise of options), this Agreement and the obligations hereunder shall attach to any additional shares of Eagle Common Stock or other voting securities of Eagle issued to or acquired by such Shareholder.

        8. Shareholder Capacity. The Shareholder makes no agreement herein in his or her capacity as a director or officer of Eagle. Without limiting the generality of the foregoing, the Shareholder signs solely in his or her capacity as the record and/or beneficial owner, as applicable, of the Shareholder's Shares and nothing herein shall limit or affect any actions taken by the Shareholder in his or her capacity as an officer or director of Eagle in exercising Eagle's rights under the Merger Agreement.

        9. Entire Agreement; No Third Party Beneficiaries; Amendment; Waiver. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the


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parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        10.       Miscellaneous.

        (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        (c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        (d) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        (e) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Shareholder, on the one hand, without the prior written consent of Lowe's, nor by Lowe's, on the other hand, without the prior written consent of the Shareholder, except that Lowe's may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Lowe's. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        (f) The obligations of the Shareholder set forth in this Agreement shall not be effective or binding upon the Shareholder until after such time as the Merger Agreement is executed and delivered by Lowe's and Eagle. Nothing contained in this Agreement shall be construed as containing any liability on the part of the Shareholder under the Merger Agreement.



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               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.




                                  -----------------------------------------
                                  Name:



                                  LOWE'S COMPANIES, INC.


                                  By:
                                          ----------------------------------
                                  Name:   Robert L. Tillman
                                  Title:  Chairman of the Board, President and
                                            Chief Executive Officer